Exhibit 99.1

Implant Sciences Announces Resignation of Bruce R. Bower

Wilmington, MA – March 8, 2012 – Implant Sciences Corporation (OTCQB:IMSC) (OTCPK:IMSC), a high technology supplier of systems and sensors for homeland security markets, announces the resignation of Bruce R. Bower, on March 2, 2012. Mr. Bower had served as the Company’s Senior Vice President, Sales and Marketing since August 2010. Prior to that, from February 2009 through the date of his appointment as Senior Vice President, Mr. Bower was a strategic advisor to the Company.

Glenn D. Bolduc, Implant Sciences, President and CEO commented “As difficult as it is to accept Bruce’s resignation, we completely understand and respect his decision to step away from Implant Sciences at this time.  We will be forever thankful for the many contributions Bruce made to the Company, including the hiring of our professional sales force, the development of our worldwide distribution channel, and the many disciplines he instilled in the Company’s sales and marketing process.”

“I have known Bruce for 30 years. The depth of his experience has been a tremendous help to Implant Sciences.  He is the consummate professional, and we wish him and his family the best of luck in all their future endeavors”.

About Implant Sciences

Implant Sciences develops, manufactures, and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed innovative proprietary technologies used in its explosives and narcotics trace detection systems, which ship to a growing number of locations domestically and internationally. Implant Sciences products have been deployed in a wide range of security environments including airports, subways, railways, cargo facilities, nuclear power plants, police departments, military units, government buildings, and financial institutions. The QS-H150 and QS-B220 are Department of Homeland Security (DHS) Qualified Anti-Terrorism Technologies under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that our explosives detection products and technologies (including any new products we may develop) may not be accepted by the Transportation Security Administration or by other U.S. or foreign government and law enforcement agencies or commercial consumers of security products; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Contact:

Implant Sciences Corporation

Company Contact:
Glenn Bolduc, CEO
978-752-1700
gbolduc@implantsciences.com

or

Investor Contact:
Laurel Moody
646-810-0608
lmoody@corporateprofile.com

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